EMPLOYMENT AGREEMENT

      THIS AGREEMENT is entered into as of November 8, 2004 (the "Effective Date"), by and between BrainStorm Cell Therapeutics Ltd., a company incorporated under the laws of the State of Israel and maintaining its principal place of business at Petach Tikva, Israel (the "Company"), Golden Hand Resources Inc., a company incorporated under the laws of the State of Washington and maintaining its principal place of business at 36 Derech Bait Lechem, Jerusalem, Israel 77002 ("GDNH"), and Dr. Yaffa Beck, Israeli I.D. number _________, residing at ___________ Tel-Aviv, Israel (the "Executive").


WHEREAS: The Company is engaged, inter alia, in the research, development, manufacturing and marketing of adult stem cell therapeutics for neurological diseases (the "Technology"); and

WHERAS:     The Company is a wholly owned subsidiary of GDNH; and

WHERAS: The Company has entered into an agreement with GDNH whereby the Company agreed to provide GDNH with certain management and development services, including to provide Executive as President and CEO of GDNH; and

WHEREAS: The Company desires to employ the Executive as the President and Chief Executive Officer (the "CEO") of the Company and GDNH also desires to engage the Executive's services as President and CEO of GDNH; and

WHEREAS: the Executive represents that she has the requisite skill and knowledge to serve as the President and CEO of the Company and GDNH and she desires to engage in such employment, according to the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:


1.    Employment

      a) The Company and GDNH agree to employ the Executive and the Executive agrees to be employed by the Company and GDNH on the terms and conditions set out in this Agreement.

      b) The Executive shall be employed as the President and CEO of the Company and of GDNH. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar capacities, subject to the direction of the Board of Directors (the "Israel BOD") of the Company and of GDNH (the "US BOD"), as applicable. The Executive shall report regularly to the US BOD and the Israel BOD with respect to her activities, as applicable.

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      c)    All provisions relating to the Company as Executive's employer, shall apply, mutatis mutandis, to GDNH.GDNH shall undertake to procure the appointment of the Executive as a Director in the US BOD and the Israel BOD.

      d) The Company agrees that the Executive may provide consulting services and own equity in a limited number of other business entities, to be agreed upon in writing between the Company and Executive within the first month of the Executive's employment hereunder, provided that such activities do not conflict with the business and affairs of the Company and/or GDNH; or interfere with her ability to perform her duties to the Company and GDNH. Subject to the above, Executive shall devote her business time, energy and best efforts to the business and affairs of the Company and GDNH.

      e) The Executive's position, duties and responsibilities hereunder shall be in the nature of management duties that demand a special degree of personal loyalty and the terms of Executive's employment hereunder shall not permit application to this Agreement of the Law of Work Hours and Rest 5711 - 1951. Accordingly, the statutory limitations of such law shall not apply to this Agreement. The Executive shall not be entitled to additional compensation from the Company for working additional hours or working on holidays or Sabbaths, as required by the Company.

2.    Base Salary

      The Company agrees to pay to the Executive in consideration for the Executive's obligations to Company and GDNH specified herein, beginning on the Effective Date an initial gross salary of $8,000 per month (the "Base Salary"). As of six (6) months subsequent to the Effective Date, the Base Salary of the Executive shall be adjusted to $12,000 per month.

      The Base Salary shall be payable monthly in arrears, in New Israeli Shekels ("NIS") according to the representative rate of exchange on day of payment, no later than the 10th day of each month.

3.    Stock Options

      GDNH hereby undertakes to grant the Executive an option (the "Option") in accordance with the terms and conditions set forth on Appendix 1 attached hereto, constituting an integral part hereof.

4.    Bonuses

      Executive shall be entitled to an annual bonus in connection with the achievement of milestones and/or objectives as determined by the BOD. In addition, within a 10-day period following the 12 months anniversary of the Effective Date, Executive will receive an additional bonus determined by the BOD of at least $50,000.


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5.    Executive Benefits

      The Executive shall be entitled to the following benefits:

      (a) Sick Leave. The Executive shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 - 1976.

      (b) Vacation. The Executive shall be entitled to an annual vacation of 22 working days per year. Executive shall be entitled to accumulate vacation days and/or redeem their value, at her sole discretion.

      (c) Manager's Insurance. The Company shall obtain on behalf of the Executive and in her name, a manager's insurance policy, a pension fund or a combination thereof (the "Manager's Insurance Policy"), as determined by the Executive. The Manager's Insurance Policy shall be payable as follows: A sum equal to 8.33% of the Executive's Base Salary shall be allocated to severance pay; a sum equal to 5% of the Executive's Base Salary shall be allocated to pension fund payments, provided that the Executive contributes an additional 5% of the Executive's Base Salary; and a sum equal to 2.5% of the Executive's Base Salary shall be allocated to disability pension payments.

            Contribution of the Company to the Manager's Insurance Policy shall be on account of the Company's severance pay obligations.

      (d) Continuing Education Fund. The Company shall contribute a sum equal to 7.5% of the Executive's gross salary toward a continuing education fund (the "Continuing Education Fund"), provided that the Executive contributes an additional 2.5% of the Executive's gross salary to such Continuing Education Fund. Use of the funds in the Continuing Education Fund shall be in accordance with its by-laws.

      (e) Telephone Costs; Cellular Phone. The Company shall provide the Executive, at the Company's sole cost and expense, a cellular phone and shall reimburse the Executive on telephone expenses.

      (f) Out of Pocket Expenses. The Company shall pay or reimburse the Executive for expenses incurred on behalf of the Company during business trips outside Israel in accordance with Company's applicable policy (including business class airline tickets and accomodation). Reimbursement of such expenses shall be made upon the presentation by the Executive to the Company of itemized accounts or receipts, satisfactory to the Company.

      (g) Company car. The Company shall purchase or lease for the Executive an executive car (of no less than 2L engine). All taxes with respect to the purchase or lease of the executive car shall be borne by the Company.

      (h) Directors and Officers' (D&O) Liability Insurance. Upon signature of this agreement, the Company shall obtain on behalf of the Executive directors & officers liability insurance with coverage that is sufficient to cover Executive's activities hereunder, and shall provide the Executive with a written undertaking of the Company and of GDNH to indemnify and release the Executive to the full extent possible in accordance with the Israeli Companies Law 5759-1999 and the applicable Law of the State of Washington, USA.

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            The Company undertakes to maintain said insurance and pay all premiums thereof during the term of the Agreement and for a period of 5 years following expiration and/or termination of the Agreement for any reason whatsoever.

6.    Termination

      (a) Either party may terminate this Agreement and the employee-employer relationship between the Executive and the Company and/or GDNH at any time without "Cause"(as defined below) upon ninety (90) days (the "Notice Period") written notice to the other party specifying the effective date of termination (the "Termination Date"). Notwithstanding the aforesaid, the Company and/or GDNH may terminate Executive's employment for Cause (as defined herein below), in which event the Notice Period shall be thirty (30) days from the Company's written notice with respect to such termination; provided however, that the Company and/or GDNH has specified the basis for the termination in the written notice delivered to the Executive, and has given the Executive at least 15 days of the Notice Period, to cure such basis. . For the purposes hereof, "Cause" shall mean: (i) conviction of Executive of any felony; (ii) embezzlement of funds of the Company and/or GDNH by the Executive; or (iii) activity by Executive constituting direct competition with the Company and/or GDNH, other than as specified in Appendix 1 hereto.

            During the Notice Period the Executive shall be entitled to compensation pursuant to Section 2 and to all of the benefits set forth in Section5.

      (b) During the Notice Period, the Executive shall transfer her position to her replacement in an orderly and complete manner and shall return to the Company all documents, professional literature and equipment belonging to the Company, which may be in her possession at such time. Notwithstanding the foregoing, the Company and/or GDNH may elect to immediately cease Executive's employment under this Agreement, provided that the Company and/or GDNH continues to pay the compensation pursuant to Section 2 and to all of the benefits set forth in Section 5 for the duration of the Notice Period.

      (c) In the event of termination by the Company without Cause and/or in the event that Executive resigns as a result of Constructive Discharge (as such term is defined in Section of Appendix 2 hereto), as of the end of the Notice Period and during the following period of six (6) months, the Executive shall be entitled to full payment of her Base Salary as set forth in Section 2 (the "Termination Pay").


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

      (d) At the end of the Notice Period, the Company shall automatically transfer to the Executive ownership of her Manager's Insurance Policy, including severance payments and Continuing Education Fund. The Company and Executive agree and acknowledge that in the event the Company transfers ownership of Executive's Manager's Insurance Policy to the Executive, the severance portion thereof shall constitute payment towards any severance pay the Company may be required to pay to the Executive pursuant to the Severance Pay Law 5727-1963, as long as the Insurance Policy contains all payments due by law.

7.    Competitive Activity

      During the term of this Agreement and for a period of twelve (12) months from the Termination Date of this Agreement, the Executive will not directly or indirectly:

      (i) Carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which directly competes with the Technology;

      (ii) Act as a consultant or executive or officer or in any managerial capacity in a business directly competing with the Technology;

      (iii) Solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to her knowledge, was provided with services by the Company or its subsidiaries at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering restricted services or products which directly compete with the Technology; or

      (iv) Employ, solicit or entice away or endeavor to solicit or entice away from the Company or its subsidiaries any person employed by the Company or its subsidiaries any time during the twelve (12) months immediately prior to the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

8.    Ownership and Protection of Intellectual Property and Confidential
      Information:

      (a) All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executive's employment by Company, which directly relate to the Company's business, Technology, products or services and all writings or materials of any type embodying any of such items, shall be the sole and exclusive property of Company.

      (b) Executive acknowledges that the businesses of Company and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their Technology, products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise


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

            confidential business information and trade secrets which are valuable, special, and unique assets which Company uses in its business to obtain a competitive advantage over its competitors (the "Confidential Information"). Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Company in maintaining its competitive position. Executive hereby agrees that Executive will not, at any time during or after her employment by Company, make any unauthorized disclosure of any Confidential Information of Company, or make any use thereof, except in the carrying out of her employment responsibilities hereunder. Confidential Information shall not include (i) information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder) or (ii) information which was lawfully in the possession of the Executive prior to the Executive's employment by Company. The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial or other legal proceeding in which Executive's legal rights and obligations as an Executive under this Agreement are at issue; provided, however, that Executive shall, to the extent practicable and lawful in any such events, give prior notice to Company of her intent to disclose any such confidential business information in such context so as to allow Company an opportunity (which Executive will not oppose) to obtain such protective orders or similar relief with respect thereto as it may deem appropriate.

      (c) All written materials, records, and other documents made by, or coming into the possession of, Executive during the period of Executive's employment by Company which contain or disclose Confidential Information of Company or its affiliates shall be and remain the property of Company or its affiliates, as the case may be. Upon termination of Executive's employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company.

9.    Notice

      For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

      The initial addresses of the parties for purposes of this Agreement shall be as set forth in the preamble hereto.


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

10.   Miscellaneous

      (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      (b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel and sole jurisdiction shall be granted to the competent courts in Tel-Aviv.

      (c) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

      (e) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

      (f) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

      (g) The provisions of Section 7 of this Agreement shall survive the rescission or termination, for any reason, of this Agreement, and shall survive the termination of the Executive's employment with the Company.

      (h) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BrainStorm Cell Therapeutics Ltd.           Yaffa Beck


/s/ Yoram Drucker                           /s/ Yaffa Beck
---------------------                       ------------------
By: Yoram Drucker

Title: Director


/s/ Irit Arbel
----------------------------
Golden Hand Resources, Inc.

By: Irit Arbel

Title: Director

                                                                      Appendix 1

1. GDNH hereby undertakes to grant the Executive an option (the "Option") to purchase 1,828,692 Shares of Common Stock of GDNH (the "Option Shares") representing four percent (4%) of the issued and outstanding share capital of GDNH on the Effective Date, on a fully diluted and as converted basis. The Option shall vest and become exercisable in thirty six equal monthly installments from the Effective Date (as defined in the Agreement) and shall be exercisable by the Executive at any time during a period of ten
      (10) years from the Effective Date (the "Option Expiration Date"), but in any case not later than four (4) years after termination of the Agreement.

2. GDNH also undertakes that two (2) years from the Effective Date (the "Additional Option Date"), it will grant the Executive an option (the "Additional Option") to purchase such number of Shares of Common Stock of GDNH (the "Additional Option Shares") representing two percent (2%) of the issued and outstanding share capital of GDNH as of the Additional Option Date, on a fully diluted and as converted basis.The Additional Option shall vest and become exercisable in thirty six equal monthly installments commencing as of the Additional Option Date and shall be exercisable by the Executive at any time during a period of ten (10) years from the Additional Option Date (the "Additional Expiration Date"), but in any case not later than four (4) years after termination of the Agreement.

3. The Option and the Additional Option (collectively the "Options") shall be granted to Executive pursuant to GDNH Share Option Plan (SOP). The SOP will be made and approved in accordance with Section 102 of the Israeli Tax Ordinance, as amended ("Section 102"), and shall be classified as
      Section 102 Capital Gains Options.

4. The exercise price per each share underlying the Options shall be equal to $0.15. The exercise of all or part of the Options shall be effected at Executive's discretion.

5. GDNH hereby agrees to register the shares underling the Options on a Form S-8 Registration Statement; however, GDNH's obligation to register the shares shall not take effect until the one year anniversary of the grant of the option agreement.

6. In the event that the Company terminates Executive's employment without Cause (as defined in the Agreement) or in the event that Executive resigns as a result of Constructive Discharge (as defined below) or in the event of termination of Executive's employment by reason of Disability (as defined hereinbelow) or death of the Executive, all of the remaining unvested Options shall vest immediately as of the date of the notice of termination, and Executive or her legal representative, estate or other person to whom her rights are transferred by will or by laws of descent or distribution, shall be entitled to exercise the vested Options from said date until the earlier of (i) the lapse of four (4) years thereafter, or until the Option Expiration Date or Additional Expiration Date, as applicable. Notwithstanding the above, in the event of termination of


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      Executive's employment by reason of Disability or death of the Executive within two (2)years of the Effective Date, only 67% of the remaining unvested Options shall vest immediately as of the date of the notice of termination and the Executive or her legal representative, estate or other person to whom her rights are transferred by will or by laws of descent or distribution, shall be entitled to exercise the vested Options as above. The term "Constructive Discharge" shall mean (i) material reduction in Executive's compensation; (ii) material reduction in the level, scope of job responsibility or status or material change in the position of Executive occurring without the consent of Executive; (iii) relocation to an office of the Company which is more than sixty (60) kilometers from the office where Executive was previously located to which Executive has not agreed; or (iv) voluntary termination by Executive as a result of an M&A Transaction or within 6 months thereafter. For the purposes hereof, "M&A Transaction" shall mean a merger, consolidation, corporate reorganization, or any transaction in which all or substantially all of the assets or shares of GDNH and/or the Company are sold, leased or transferred to another company or otherwise disposed of; and the term "Disability" shall mean a physical or mental infirmity which impairs Executive's ability to substantially perform her duties under the Agreement and which continues for a period of at least 90 (ninety) consecutive days.

7. In the event that the Company terminates Executive's employment for Cause (as defined in the Agreement), Executive shall be entitled to exercise the Options vested as of the date of the notice of termination until the lapse of twelve (12) months thereof, and all Options which are not yet vested on the date of such termination shall immediately expire.


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